EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Reports First Quarter 2010 Results

HOUSTON, Texas – April 28, 2010 – (NASDAQ: TCLP) – TC PipeLines, LP (the Partnership) today reported a $3.5 million increase in first quarter 2010 partnership cash flows to $36.8 million compared to $33.3 million for the same period in 2009. Net income for first quarter 2010 was $33.7 million, an increase of $1.9 million, compared to $31.8 million, prior to recast, for the same period in 2009.

First Quarter Highlights (All financial figures are unaudited)
·	Declared cash distributions of $0.73 per common unit
·	Partnership cash flows of $36.8 million
·	Paid cash distributions of $34.4 million
·	Net income of $33.7 million or $0.71 per common unit
·	Great Lakes Transmission Limited Partnership (Great Lakes or GLGT) reached agreement in principle in its Section 5 rate proceeding (GL Rate Proceeding)
·	Acquired Yuma Lateral from TransCanada for $7.6 million

“TC PipeLines’ partnership cash flows were resilient in first quarter 2010 and ahead of the same period last year primarily due to the acquisition of the North Baja pipeline in mid 2009. We recently declared a $0.73 distribution to common unitholders and our distribution coverage ratio remains strong,” said Mark Zimmerman, president of TC PipeLines GP, Inc. “We look forward to the remainder of 2010 as we have a strong balance sheet and the liquidity to pursue growth opportunities. In addition to the evolving acquisition market, such growth opportunities may also include an acquisition from our sponsor TransCanada, who is in the midst of a large C$22 billion capital program.”

“We are also encouraged by the significant progress made by Great Lakes, FERC staff and shippers on a proposed settlement of the Section 5 proceeding initiated by the FERC last November. Negotiations have advanced and the Partnership is optimistic about a settlement,” added Zimmerman.

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2010	2009
Partnership cash flows(1)	36.8	33.3
Cash distributions paid	34.4	27.7
Cash distributions declared per common unit(2)	$0.730	$0.705
Net income(3)	33.7	35.9
Net income prior to recast(4)	33.7	31.8
Net income per common unit(5)	$0.71	$0.82
Weighted average common units outstanding (millions)	46.2	34.9
Common units outstanding at end of period (millions)	46.2	34.9

(1) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(2) The Partnership’s 2010 first quarter cash distribution will be paid on May 14, 2010 to unitholders of record as of April 30, 2010.

(3) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.1 million for the three months ended March 31, 2009 from amounts previously reported.

(4)  Net income prior to recast is a non-GAAP financial measure. Refer to the section entitled “Net Income” for further detail.

(5) Net income per common unit is computed by dividing net income prior to recast (net income allocable to partners which excludes North Baja’s earnings prior to the Partnership’s acquisition on July 1, 2009), after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Recent Developments
On April 20, 2010, the Partnership announced that the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s first quarter 2010 cash distribution in the amount of $0.73 per common unit, which will be paid on May 14, 2010 to unitholders of record on April 30, 2010. This cash distribution represents a 3.5 per cent increase from the first quarter 2009 distribution of $0.705 per common unit.

On April 16, 2010, Great Lakes filed a Motion to Suspend Procedural Schedule (the Motion) in its Great Lakes Rate Proceeding indicating that an agreement in principle has been reached among Great Lakes, active participants and the FERC trial staff.  The Motion requests a temporary suspension of the Great Lakes Rate Proceeding schedule for all parties to permit the drafting of a stipulation and agreement, and the Motion was granted by the Chief Administrative Law Judge on the same day.  The parties are negotiating the settlement terms and anticipate filing a binding, written stipulation and agreement embodying the settlement’s terms on or about May 17, 2010, for subsequent approval by the Administrative Law Judge and the FERC.  Until the filing of the written stipulation and agreement, the terms of the settlement will remain confidential.

At the time of the Partnership’s July 1, 2009 acquisition of North Baja PipeLine, LLC (North Baja) from TransCanada, TransCanada had begun an expansion project of the North Baja pipeline from the Mexico/Arizona border to Yuma, Arizona (Yuma Lateral). On March 5, 2010, the Partnership acquired the expansion facilities and contracts in place at that time for a purchase price of $7.6 million.  The Yuma Lateral was placed into service on March 13, 2010.  In accordance with the acquisition agreement, an additional payment of up to $2.4 million will be made to TransCanada in the event that additional contracts for services on the Yuma Lateral are entered into before June 30, 2010.

On February 2, 2009, Northern Border PipeLine Company (Northern Border or NBPC) received a Notice of Violation (NOV) from the Environmental Protection Agency (EPA) alleging that Northern Border was in violation of certain regulations pursuant to the Clean Air Act regarding a compressor station on its system. On April 1, 2010, Northern Border received indication from the EPA that it does not intend to file a complaint against Northern Border with respect to the NOV.

On April 22, 2010, the Partnership filed an automatic universal shelf registration statement on Form S-3 (ASR) with the Securities and Exchange Commission which replaces the universal shelf registration filed in December 2008. The ASR will allow the Partnership to issue an indeterminate amount of securities of the Partnership, including both senior and subordinated debt securities and/or common units representing limited partnership interests in the Partnership. The ASR was effective immediately upon filing and will expire on April 22, 2013.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before general partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja (post-acquisition) and Tuscarora, net of Partnership costs and distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

First Quarter 2010
Partnership cash flows increased $3.5 million to $36.8 million in first quarter 2010 compared to the same period in 2009. This increase was due to cash flows provided by North Baja’s operating activities of $4.7 million in the first quarter 2010, increased distributions from Great Lakes of $3.2 million, a decrease of $2.7 million in general partner distributions resulting from the restructuring of incentive distribution rights and reduced Partnership financial charges due to lower effective interest rates, partially offset by reduced distributions from Northern Border of $7.8 million.

The Partnership paid distributions of $34.4 million in first quarter 2010, an increase of $6.7 million compared to the same period in 2009 due to an increase in the number of common units outstanding and an increase in quarterly per common unit distribution amounts.

Net Income
The Partnership uses the non-GAAP financial measure “Net income prior to recast” as a financial performance measure. Net income prior to recast excludes North Baja’s net income for periods prior to the date on which the Partnership acquired North Baja. The acquisition of North Baja from TransCanada was accounted for as a transaction under common control, similar to a pooling of interests, whereby the Partnership’s historical financial information was recast to include the net income of North Baja for all periods presented, which included income that did not accrue to the Partnership’s general partner interest or to the Partnership’s common units, but rather, accrued to North Baja’s former parent.

Net income prior to recast is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. Net income prior to recast is provided as a supplement to GAAP financial results and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended March 31, 2010					For the three months ended March 31, 2009
(unaudited) (millions of dollars)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)
Transmission revenues	17.4	17.4	-	72.9	69.1	8.4	8.4	-	82.5	74.5
Operating expenses	(3.4)	(3.4)	-	(14.2)	(18.0)	(1.4)	(1.4)	-	(16.0)	(18.5)
General and administrative	(1.3)	-	(1.3)	-	-	(1.2)	-	(1.2)	-	-
	12.7	14.0	(1.3)	58.7	51.1	5.8	7.0	(1.2)	66.5	56.0
Depreciation	(3.7)	(3.7)	-	(14.3)	(15.4)	(1.8)	(1.8)	-	(14.6)	(15.3)
Financial charges, net and other	(6.2)	(1.0)	(5.2)	(7.9)	(6.0)	(7.3)	(1.1)	(6.2)	(8.2)	(9.1)
Michigan business tax	-	-	-	(1.5)	-	-	-	-	(1.8)	-
				35.0	29.7				41.9	31.6
Equity income	30.9	-	-	16.3	14.6	35.1	-	-	19.5	15.6
Net income prior to recast	33.7	9.3	(6.5)	16.3	14.6	31.8	4.1	(7.4)	19.5	15.6
North Baja's contribution prior to acquisition(4)	-	-	-	-	-	4.1	4.1	-	-	-
Net income(4)	33.7	9.3	(6.5)	16.3	14.6	35.9	8.2	(7.4)	19.5	15.6

(1) “Other Pipes” includes the results of North Baja and Tuscarora.

(2) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(3) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income includes the
12-year amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

(4) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented on a consolidated basis.

First Quarter 2010
The Partnership’s net income prior to recast increased by $1.9 million to $33.7 million in first quarter 2010 compared to the same period in 2009. The increase is primarily due to a $5.4 million contribution to net income from North Baja in first quarter 2010 and lower financial charges, partially offset by lower equity income from Great Lakes and Northern Border.

Equity income from Great Lakes decreased $3.2 million to $16.3 million in the first quarter of 2010 compared to the same period last year.  At Great Lakes’ level, net income decreased $6.9 million compared to the first quarter of 2009 due mainly to a decrease in transmission revenues. Great Lakes’ transmission revenues for the three months ended March 31, 2010 decreased $9.6 million compared to the same period last year due to a decrease in demand for short-term transportation services. In addition, operating expenses decreased $1.8 million due to lower pipeline maintenance and overhaul costs, and lower property taxes.

Equity income from Northern Border decreased $1.0 million to $14.6 million in first quarter 2010 compared to the same period in 2009. Northern Border’s net income decreased $1.9 million compared to the same period in 2009 primarily due to decreased transmission revenues resulting from increased discounting of rates on transported volumes, which was partially offset by lower financial charges resulting from lower effective interest rates and lower average debt outstanding.

Net income prior to recast from Other Pipes, which includes results from North Baja and Tuscarora, increased $5.2 million to $9.3 million in first quarter 2010 compared to the same period in 2009. This increase was primarily due to the acquisition of North Baja in July 2009 which contributed $5.4 million to net income in first quarter 2010.

Costs at the Partnership level decreased $0.9 million to $6.5 million compared to first quarter 2009 due to lower financial charges resulting from lower effective interest rates.

Liquidity and Capital Resources
At March 31, 2010, the outstanding balance on the Partnership’s revolving credit facility was $16.0 million, with $234.0 million available for future borrowings and the Partnership was in compliance with the covenants of the agreement. The average interest rate on the credit facility was 4.3 per cent for the three months ended March 31, 2010, including the impact of interest rate hedging activity.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Wednesday, April 28, 2010 at 11:00 a.m. central daylight time (CDT) and 12:00 p.m. eastern daylight time (EDT). Mark Zimmerman, president of the general partner, will discuss first quarter 2010 financial results and general developments of the Partnership followed by a question and answer session for the investment community and media.

To participate, please call 866.225.0198. No pass code is required.

A replay of the teleconference call will also be available two hours after the conclusion of the call and until 11:00 p.m.(CDT) and midnight (EDT) on Wednesday, May 5, 2010, by dialing 800.408.3053, then entering pass code 1737177#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile natural gas pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” “will,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the ability of Great Lakes to negotiate a stipulation and agreement in the Great Lakes Rate Proceeding, the demand for Great Lakes and Northern Border transportation in the future, the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the FERC, the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms, the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada or others, the ability to access capital and credit markets with competitive rates and terms, operational decisions of the operator of our pipeline systems, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Media Inquiries:	Cecily Dobson/Terry Cunha	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Terry Hook	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2010	2009(1)

Equity income from investment in Great Lakes	16.3	19.5
Equity income from investment in Northern Border	14.6	15.6
Transmission revenues	17.4	16.8
Operating expenses	(3.4)	(2.9)
General and administrative	(1.3)	(1.2)
Depreciation	(3.7)	(3.6)
Financial charges, net and other	(6.2)	(8.3)
Net income	33.7	35.9

Pre-acquisition net income contribution from North Baja	-	(4.1)
Net income prior to recast	33.7	31.8

Net income allocation
Common units	33.0	28.5
General partner	0.7	3.3
	33.7	31.8

Net income per common unit	$0.71	$0.82

Weighted average common units outstanding (millions)	46.2	34.9

Common units outstanding, end of the period (millions)	46.2	34.9

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.1 million for the three months ended March 31, 2009 from amounts previously reported.

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	March 31, 2010	December 31, 2009
ASSETS
Current assets	12.0	11.7
Investment in Great Lakes	694.2	691.2
Investment in Northern Border	521.3	523.0
Other assets	452.5	449.2
	1,680.0	1,675.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	5.8	5.8
Fair value of derivative contracts, including current portion and other	23.0	24.5
Long-term debt, including current portion	548.3	541.3
Partners' equity	1,102.9	1,103.5
	1,680.0	1,675.1

Non-GAAP Measures
Reconciliations of Net Income to Net Income Prior to Recast and Partnership Cash Flows

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2010	2009
Net income(1)	33.7	35.9
North Baja's contribution prior to acquisition(1)	-	(4.1)
Net income prior to recast	33.7	31.8
Add:
Cash distributions from Great Lakes(2)	15.7	12.5
Cash distributions from Northern Border(2)	16.4	24.2
Cash flows provided by North Baja's operating activities	4.7	-
Cash flows provided by Tuscarora's operating activities	7.2	7.2
	44.0	43.9
Less:
Equity income from investment in Great Lakes	(16.3)	(19.5)
Equity income from investment in Northern Border	(14.6)	(15.6)
North Baja's net income	(5.4)	-
Tuscarora's net income	(3.9)	(4.1)
	(40.2)	(39.2)
Partnership cash flows before general partner distributions	37.5	36.5
General partner distributions	(0.7)	(3.2)
Partnership cash flows	36.8	33.3
Cash distributions declared	(34.4)	(27.7)
Cash distributions declared per common unit(3)	$0.730	$0.705
Cash distributions paid	(34.4)	(27.7)
Cash distributions paid per common unit(3)	$0.730	$0.705

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis.

(2) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(3) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Operating Results

	Three months ended March 31,
(unaudited)	2010	2009
Great Lakes
Volumes:
Average throughput* (million cubic feet per day)	2,133	2,549
Capital Expenditures (millions of dollars):
Maintenance	1.9	1.0
Growth	0.1	-
Northern Border
Volumes:
Average throughput* (million cubic feet per day)	2,209	2,181
Capital Expenditures (millions of dollars):
Maintenance	0.7	0.2
Growth	-	3.3
North Baja
Volumes:
Average throughput* (million cubic feet per day)
Southbound	178	234
Northbound	64	64
Capital Expenditures (millions of dollars):
Maintenance	0.1	-
Growth	8.4	0.5
Tuscarora
Volumes:
Average throughput* (million cubic feet per day)	109	103
Capital Expenditures (millions of dollars):
Maintenance	-	-
Growth	-	0.1

*Average throughput represents scheduled volumes.